  Exhibit 2(b)

LIMITED LIABILITY COMPANY AGREEMENT
OF
GK INVESTMENT PROPERTY HOLDINGS II, LLC
A DELAWARE LIMITED LIABILITY COMPANY

This Limited Liability Company Agreement, is made and entered into effective as of the 11th day of July, 2019, by and among GK Investment Property Holdings II, LLC, a Delaware limited liability company (the "Company"), GK Development, Inc., an Illinois corporation (the "Manager") and the undersigned member of the Company (the "Member").

AGREEMENT

WHEREAS, the Company, was formed on July 11, 2019, pursuant to the Delaware Limited Liability Company Act (Title 6, Subtitle II, Chapter 18), as amended from time to time.

NOW, THEREFORE, in consideration of the mutual promises of the parties, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company, the Manager and the Member hereby agree as follows:

SECTION I
DEFINITIONS

1.1 Act means the Delaware Limited Liability Company Act (Title 6, Subtitle II, Chapter 18), as amended from time to time.

1.2 Accountant means the certified public accounting firm selected by the Manager to provide accounting services to the Company and its Affiliates generally.

1.3 Adjustment Year has the meaning set forth in Section 6225(d)(2) of the Code or comparable provisions of state, local or non-U.S. law.

1.4 Affiliate means any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a Person. The term "control" (including the terms "controlling," "controlled by," and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of the voting securities of such Person, by contract or otherwise.

1.5 Agreement means this Limited Liability Company Agreement, as it may be amended from time to time, which the parties intend to constitute an operating agreement within the meaning of the Act, and is further intended to be the sole document to serve as such operating agreement.

1.6 Capital Account shall have the meaning set forth in Section 6.2 of this Agreement.

1.7 Capital Contribution means the amount of money or other property that each Member contributes or is deemed to have contributed to the Company from time to time.

1.8 Certificate of Formation means the Company's Certificate of Formation, as filed with the State, as the same may be amended from time to time.

1.9 Class A Member means any holder of Class A Units who is admitted to the Company as a Class A Member.

1.10 Class A Unit means a Unit entitling the owner of such Unit, if admitted as a Class A Member, to the respective rights, benefits and preferences of a Class A Member of the Company. The aggregate number of authorized Class A Units is 100.

1.11 Code means the Internal Revenue Code of 1986, as amended.

1.12 Commission means the United States Securities and Exchange Commission.

1.13 Company has the meaning set forth in the introductory paragraph above.

1.14 Company Minimum Gain shall have the same meaning as the term "partnership minimum gain" set forth in Sections 1.704-2(b)(2) and 1.704-2(d) of the Regulations.

1.15 Date of Formation shall have the meaning set forth in Section 2.1 of this Agreement.

1.16 Depreciation means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such Fiscal Year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year or other period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Manager.

1.17 Fiscal Year shall have the meaning set forth in Section 10.1 of this Agreement.

1.18 Gross Asset Value means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

(i)	The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the Manager;

(ii)
The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Manager, as of the following times: (i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution, (ii) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for an interest in the Company; (iii) the liquidation of the Company within the meaning of Regulations Section l.704-l (b)(2)(ii)(g), and (iv) the grant an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a member capacity, or by a new Member acting in a member capacity or in anticipation of becoming a Member of the Company; provided, however, that an adjustment described in clauses (i), (ii) or (iv) above shall be made only if the Manager determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(iii)
The Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the gross fair market value (taking Code Section 7701(g) into account) of such asset on the date of distribution, as determined by the Manager; and

(iv)
The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and subparagraph (vii) of the definition of Net Profit and Net Loss or Section 8.2(f), provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (iv) to the extent the Manager determines that an adjustment pursuant to subparagraph (ii) is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraphs (i), (ii) or (iv) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Profit and Net Loss.

1.19 Majority means, with respect to the Members as a whole or a specific class of Members, Members owning more than 50% of the Units then held by all Members of the Company or of such class, entitled to vote or consent on such matter.

1.20 Manager means GK Development, Inc. and any subsequent Person elected pursuant to Section 5.2(c) of this Agreement.

1.21 Member Nonrecourse Debt shall have the same meaning as the term "partner nonrecourse debt" set forth in Section l.704-2(b)(4) of the Regulations.

1.22 Member Nonrecourse Debt Minimum Gain shall have the same meaning as the term "partner nonrecourse debt minimum gain" set forth in Section 1.704- 2(i)(2) of the Regulations and shall be determined in accordance with Section 1.704-2(i)(3) of the Regulations.

1.23 Member means any holder of Units who is admitted to the Company as a Member.

1.24 Members are the Class A Members and any other Persons admitted to the Company as Members.

1.25 New Partnership Audit Procedures means Subchapter C of Chapter 63 of the Code, as modified by Section 1101 of the Bipartisan Budget Act of 2015, Pub. L. No. 114-74, any amended or successor version, Treasury Regulations promulgated thereunder, official interpretations thereof, related notices, or other related administrative guidance.

1.26 Net Profits and Net Losses means for each Fiscal Year or other period, an amount equal to the Company's net taxable income or loss for such year or period as determined for federal tax purposes (including separately stated items) in accordance with the accounting method and rules used by the Company and in accordance with Section 703 of the Code with the following adjustments:

(i)	Any items of income, gain, loss and deduction which are specially allocated to a Member shall not be taken into account in computing Net Profit or Net Loss under this Agreement;

(ii)
Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Profit and Net Loss (pursuant to this definition) shall be included in determining Net Profit or Net Loss hereunder by adding such amount of income to taxable income or taxable loss;

(iii)
Any expenditure of the Company described in Section 705(a)(2)(B) of the Code or treated as Code Section 705(a)(2)(B) expenditures and not otherwise taken into account in computing Net Profit and Net Loss (pursuant to this definition) shall be including in determining Net Profit or Net Loss hereunder by deducting such expenditure from such taxable income or taxable loss;

(iv)
In the event of Gross Asset Value of any Company asset is adjusted pursuant to subparagraphs (ii) or (iii) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Profit and Net Loss;

(v)
Gain or loss resulting from the disposition of Company property shall be computed by reference to the Gross Asset Value of such property, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(vi)
In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year, computed in accordance with the definition of Depreciation; and

(vii)
To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) of the Code or Section 743(b) of the Code is require pursuant to Section 1.704-1(b)(2)(iv)(m)(4) of the Regulations to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Percentage Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increase the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for the purposes of computing Net Profit or Net Loss.

1.27 Notice shall have the meaning set forth in Section 10.3 of this Agreement.

1.28 Officers shall have the meaning set forth in Section 5.5(a).

1.29 Percentage Interest means, as applicable, the interest of a Member in the Company, or in any class or classes of the Company's Units, at any particular time, expressed as a percentage and calculated by dividing the total number of Units owned by the Member in the Company, or in the class of Units in question, by the total number of Units of the Company, or such applicable class, as are issued and outstanding as of the date of calculation and then multiplying the quotient by 100. The Percentage Interest of each Member is set forth on Exhibit A to this Agreement.

1.30 Person means and includes an individual, proprietorship, trust, estate, partnership, joint venture, association, company, corporation, limited liability company or other entity, regardless of the form of organization and whether organized for profit or otherwise.

1.31 Proceeding means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal.

1.32 Regulations mean the final and temporary income tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

1.33 Regulatory Provisions shall have the meaning set forth in Section 8.3 of this Agreement.

1.34 Service means the Internal Revenue Service.

1.35 State means the State of Delaware.

1.36 Terminating Capital Transaction means the sale, exchange or other disposition of all or substantially all of the assets of the Company with the intent to liquidate the Company.

1.37 Transfer shall have the meaning set forth in Section 9.1 of this Agreement.

1.38 Transferee means a Person to whom or which Units are transferred in accordance with this Agreement.

1.39 Trustee means UMB Bank and any successor as Trustee.

1.40 Units shall mean, collectively and individually, Class A Units or any other securities which are issued by the Company from time to time.

SECTION II
FORMATION, NAME AND TERM

2.1 Formation. The Member acknowledges the formation of the Company as a Delaware limited liability company pursuant to the filing of the Certificate of Formation with the Secretary of State of the State on July 11, 2019 ("Date of Formation").

2.2 Name, Office and Registered Agent. The name of the Company shall be "GK Investment Holdings II, LLC." The principal office and place of business of the Company shall be 257 East Main Street, Suite 200, Barrington, Illinois 60010. The name of the registered agent and the registered office of the Company, for purposes of the Act is National Registered Agents, Inc., 160 Greentree Drive, Dover, Delaware 19904. The Manager may at any time change the location of the principal office or the registered agent, provided the Manager gives Notice to all Members of any such change.

2.3 Governing Law. This Agreement and all questions with respect to the rights and obligations of the Members, its construction, enforcement, and interpretation, and the formation, administration, and termination of the Company shall be governed by the provisions of the Act and other applicable laws of the State without regard to conflicts of law rules.

2.4 Term. The term of the Company commenced on the Date of Formation and shall continue perpetually, unless sooner terminated as provided in Section 2.5.

2.5 Events of Dissolution. The Company shall be dissolved upon the occurrence of the following events:

(a) The determination in writing of the Manager and a Majority of the Members to dissolve the Company; or

(b) as otherwise required by the Act.

2.6 Conclusion of Affairs. Upon the dissolution of the Company for any reason, if the Company is not continued as permitted by this Agreement, the Manager shall proceed promptly to wind up the affairs of the Company. Except as otherwise provided in this Agreement, the Members and their successors in interest shall continue to share distributions during the period of winding up in the same manner as before the dissolution. The Manager shall determine the time, manner, and terms of any sale or sales of Company assets pursuant to such winding up.

2.7 Termination. Upon completion of the winding up of the Company and the distribution of all Company assets to the Members, pro rata, in accordance with their Percentage Interests, the Company shall terminate, and the Members shall execute and record a Certificate of Cancellation of the Company, as well as any and all other documents required to effectuate the dissolution and termination of the Company.

SECTION III
BUSINESS OF THE COMPANY

The Company is formed with the intent to acquire, own, redevelop, and operate commercial real estate. Notwithstanding the aforementioned intended purpose, the Company is permitted to transact any lawful business not required to be stated specifically in this Agreement and for which limited liability companies may be formed under the Act.

SECTION IV
RIGHTS AND OBLIGATIONS OF MEMBERS

4.1 Members. The Members of the Company are those Persons set forth on Exhibit A to this Agreement.

4.2 Other Activities. Except as otherwise expressly provided in this Agreement or in any exhibit hereto, any Member may engage in, or possess any interest in, another business or venture of any nature and description, independently or with others, and neither the Company nor any Member shall have any rights in, or to, any such independent ventures or the income or profits derived therefrom.

4.3 No Right to Withdraw. Except as otherwise set forth in this Agreement, no Member shall have any right to withdraw voluntarily from the Company.

4.4 Places of Meetings. All meetings of the Members shall be held at such place, either within or without the State, as from time to time may be fixed by the Manager. A Member may attend in person or by conference call or other means where each participant can hear and be heard. For purposes of this Agreement, such telephonic attendance shall be deemed in person attendance at any such meeting.

4.5 Meetings. A meeting of the Members for any purpose or purposes may be called at any time by the Manager. Member(s) in the aggregate owning not less than 20% of the Units may request in writing that the Manager call a meeting. Any such request shall include the purpose of the special meeting and a proposed time and date for the meeting. The Manager, in its sole discretion, may call any meeting so requested. At a meeting, no business shall be transacted and no action shall be taken other than that stated in the Notice of the meeting.

4.6 Notice of Meetings.

(a) When calling a meeting, the Manager shall provide all Members with Notice at least ten (10) calendar days and at most sixty (60) calendar days before the date of the meeting to each Member entitled to vote at the meeting, which Notice may be waived in writing by any Member.

(b) Any Notice of a meeting of the Members shall be given in accordance with the provisions of Section 10.3 of this Agreement.

4.7 Voting. Except as otherwise provided in this Agreement or the Act, or as otherwise required by law:

(a) At any meeting, each Member shall be entitled to cast one vote for each Unit such Member owns. The failure of a Member to vote in person at a meeting or to timely deliver such Member's proxy on or before the commencement of such meeting, shall be deemed to constitute the consent and approval by such Member to all business transacted at the applicable meeting. The Members neither shall take part in the management of the Company, nor transact any business for the Company in their capacity as Members; neither shall they have power to sign for, or to bind, the Company; provided, however, that the Members shall have the right as provided in this Agreement to approve or consent to certain matters.

(b) A Majority of Members at the time of any meeting shall constitute a quorum for the transaction of business.

(c) The affirmative vote of a Majority of the Members represented at a meeting and entitled to vote shall be the act of the Members, unless a greater or lesser vote is required by the Act or this Agreement.

(d) Except as otherwise provided in this Agreement, upon approval by the Manager and recommendation to the Members, a Majority of the Members, either present and voting at a meeting duly called and held or acting by written consent pursuant to Section 4.8 shall be required to approve the following actions with respect to the Company:

(i) Amendment of the Certificate of Formation or, subject to Section 10.13, this Agreement;

(ii) Merger, equity interest exchange, business combination or consolidation with any other Person, except a wholly-owned subsidiary, in which the Company is not the surviving entity;

(iii) A Terminating Capital Transaction;

(iv) A decision to file a voluntary petition or otherwise initiate proceedings to have the Company adjudicated insolvent, or seeking an order for relief of the Company as debtor under the United States Bankruptcy Code (11 U.S.C. §§ 101 et seq.); to file any petition seeking any composition, reorganization, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy laws or any other present or future applicable federal, state or other statute or law relative to bankruptcy, insolvency, or other relief for debtors with respect to the Company; or to seek the appointment of any trustee, receiver, conservator, assignee, sequestrator, custodian, liquidator (or other similar official) of the Company or of all or any substantial part of the assets of the Company, or to make any general assignment for the benefit of creditors of the Company, or to admit in writing the inability of the Company to pay its debts generally as they become due, or to declare or effect a moratorium on the Company's debt or to take any action in furtherance of any of the above proscribed actions.

(v) Any decision to dissolve or liquidate the Company, except as specifically set forth in this Agreement.

4.8 Action Without a Meeting. Any action required to be taken at a meeting of the Members, or any action which may be taken at a meeting of the Members, may be taken without a meeting with a written consent. Such consent shall set forth the action so taken with the signature of the requisite Members required to act, whether before or after such action. Such consent shall have the same force and effect as a requisite vote of the Members, and the Manager may so describe it as such in any article or document filed with the Secretary of State of the State or otherwise. The Manager shall be promptly provided with a copy of any written consent of the Members and shall maintain such written consent at its principle place of business.

SECTION V
MANAGER

5.1 Power and Authority of the Manager. Except for those matters specifically requiring approval of the Members as set forth in Section 4.7(d), the Manager shall have complete and exclusive control of the management of the Company's business and affairs (including tax and accounting elections), and the Members shall have no right to participate in the management or the conduct of the Company's business and affairs nor any power or authority to act for, or on behalf of, the Company in any respect whatsoever. Except as otherwise specifically provided in the Certificate of Formation, this Agreement or the Act, the Manager shall have the right, power, and authority on behalf of the Company and in its name to exercise all of the rights, powers, and authority of the Company under the Act. The Manager shall direct, manage, and control the business of the Company to the best of its ability and shall have full and complete authority, power, and discretion to make any and all decisions and to do any and all things that the Manager shall deem to be reasonably required to accomplish the business and objectives of the Company. The Manager shall act in good faith and in a manner that the Manager reasonably believes to be in the best interests of the Company. In addition to, and not as a limitation upon, Section 5.6, but subject to Section 18-1011 of the Act, any loss or damage incurred by the Manager by reason of any act or omission performed or omitted by it or its agents and employees in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority granted to it by this Agreement and in the best interests of the Company (but not, in any event, any loss or damage incurred by the Manager by reason of gross negligence, willful misconduct, fraud or any breach of his fiduciary duty as the Manager with respect to such acts or omissions) shall be paid from Company assets to the extent available (but no Member shall have any personal liability to the Manager under any circumstances on account of any such loss or damage incurred by the Manager or on account of the payment thereof). To the extent that the Act allows this Agreement to define the fiduciary standard of the Manager, that standard shall be met unless the error or omission of the Manager constituted gross negligence, willful misconduct, or fraud.

5.2 Managers; Removal; Resignation; Election.

(a) Number of Managers. GK Development, Inc. shall be the sole Manager of the Company until its replacement pursuant to Section 5.2(c) hereof.

(b) Qualification. The Manager need not be a Member of the Company.

(c) Removal; Resignation; Death; Election.

(i) Removal. The Manager may only be removed by a Majority of the Members if it has made a decision to file a voluntary petition or otherwise initiate proceedings to have the Manager adjudicated insolvent, or to seek an order for relief of the Manager as debtor under the United States Bankruptcy Code (11 U.S.C. §§ 101 et seq.); to file any petition seeking any composition, reorganization, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy laws or any other present or future applicable federal, state or other statute or law relative to bankruptcy, insolvency, or other relief for debtors with respect to the Manager; to seek the appointment of any trustee, receiver, conservator, assignee, sequestrator, custodian, liquidator (or other similar official) of the Company or of all or any substantial part of the assets of the Company, to make any general assignment for the benefit of creditors of the Company, to admit in writing the inability of the Company to pay its debts generally as they become due, or to declare or effect a moratorium on the Company's debt or to take any action in furtherance of any of the above proscribed actions.

(ii) Resignation. The Manager may resign upon the earlier of 180 days written Notice to the Company or upon the election of a replacement Manager.

(iii) Dissolution. The Manager shall cease to be the manager upon its dissolution.

(iii) Election. Upon the dissolution, removal or resignation of the Manager, a replacement Manager shall be elected by a Majority of the Members at the meeting called for such purpose.

5.3 Reserved Powers.

(a) Notwithstanding any provision to the contrary contained herein, the approval of the Manager shall be required for the following actions with respect to the Company:

(i) Amendment of the Certificate of Formation or this Agreement;

(ii) The conversion of the Company to another type of entity organized within or without the State, including without limitation, a limited partnership;

(iii) Merger, equity interest exchange, business combination or consolidation with any other Person, excepting a wholly-owned subsidiary;

(iv) Creating or authorizing any new class or series of Units or equity, or selling, issuing or granting additional Units;

(v) A decision to file a voluntary petition or otherwise initiate proceedings to have the Company adjudicated insolvent, or seeking an order for relief of the Company as debtor under the United States Bankruptcy Code (11 U.S.C. §§ 101 et seq.); to file any petition seeking any composition, reorganization, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy laws or any other present or future applicable federal, state or other statute or law relative to bankruptcy, insolvency, or other relief for debtors with respect to the Company; or to seek the appointment of any trustee, receiver, conservator, assignee, sequestrator, custodian, liquidator (or other similar official) of the Company or of all or any substantial part of the assets of the Company, or to make any general assignment for the benefit of creditors of the Company, or to admit in writing the inability of the Company to pay its debts generally as they become due, or to declare or effect a moratorium on the Company's debt or to take any action in furtherance of any of the above proscribed actions;

(vi) Any decision to dissolve or liquidate the Company, except as specifically set forth in this Agreement;

(vii) Approving any budget or strategic or business plan for the Company or any of its Affiliates;

(viii) Except with respect to an Affiliate of the Company, making any investment in any Person;

(ix) Encumbering all of the assets of the Company or any Affiliate of the Company; and

(x) Making any distributions of Company cash or other property except as specifically provided in this Agreement.

5.4 Action Without a Meeting. Notwithstanding any other provision of this Agreement, any action required to be taken, or which may be taken, by the Manager, may be taken by consent in writing, setting forth the action so taken, shall be signed before or after such action by the Manager. The Manager shall maintain a copy of any written consent at its principle place of business.

5.5 Officers.

(a) Designation and Election of Officers; Terms. The Manager, at its discretion, may elect and appoint officers (the "Officers"), whose titles may be specified by the Manager. All Officers shall hold office until removed by the Manager. Any two or more offices may be held by the same person.

(b) Removal of Officers; Vacancies. Any Officer may be removed summarily with or without cause, at any time, by the Manager. Vacancies, including a vacancy caused by the death, disability, resignation, or removal of any Officer or Officers, may be filled by the Manager.

(c) Duties. The Officers shall have such powers and duties as from time to time shall be conferred upon them by the Manager. The Manager shall have the power to delegate any of its authority hereunder to any Officer or Officers.

(d) Limitation on Liability of Officers. In acting in the capacity as an Officer, each Officer shall only be liable to the extent that, and shall be indemnified as, the Manager would be under Section 5.6 had the Manager taken the action delegated to the Officer.

5.6 Indemnification.

(a) Nature of Indemnity. Subject to Section 5.1, the Manager and its agents and employees who was or is made a party (or is threatened to be made a party) to or is involved in any Proceeding by reason of the fact that he, or a Person of whom he is the legal representative, is or was, or has agreed to be, the Manager, or is or was serving at the request of the Company as the Manager, employee, trustee, fiduciary, or agent of, or in any other capacity with another Person, including without limitation any Affiliate of the Company, shall be indemnified and held harmless by the Company, unless prohibited from doing so by the Act (but, in the case of any amendment of the Act, only to the extent that such amendment permits the Company to provide broader indemnification rights than the Act permitted the Company to provide prior to such amendment) from and against all expense, liability and loss (including attorneys' fees actually and reasonably incurred by such Person in connection with such Proceeding) and such indemnification shall inure to the benefit of his heirs, legatees, devisees, executors, administrators, trustees, personal representatives, successors and assigns; provided, however, that, except as provided in Section 5.6(b), the Company shall indemnify any such Person seeking indemnification in connection with a Proceeding initiated by such Person only if such Proceeding was authorized by the Manager. The right to indemnification conferred in this Section 5.6(a), subject to Sections 5.6(b) and (d), shall include the right to be paid by the Company the expenses incurred in defending any such Proceeding in advance of its final disposition. The Company may, by action of the Manager, provide indemnification to employees and agents of the Company with the same scope and effect as the foregoing indemnification of any other such Person contemplated in this Section 5.6(a). Notwithstanding the foregoing or any provision to the contrary contained in this Agreement, the Manager and its agents and employees shall have no right to indemnification pursuant to this Section 5.6 for any loss or damage incurred by such Person by reason of the gross negligence, willful misconduct or fraud of such Person or any breach of such Person's fiduciary duty.

(b) Procedure for Indemnification. Any indemnification of a Manager or its agents and employees under Section 5.6(a) or advance of expenses under Section 5.6(d) shall be made promptly, and in any event within thirty (30) days after the Company's approval of the written request of such Person seeking indemnification. If the Company is required under the terms of this Agreement to make a determination as to whether the Manager or its agents and employees is entitled to indemnification pursuant to this Section 5.6 and the Company fails to make such determination within thirty (30) days from receipt by the Company of a written request from such Person seeking indemnification, the Company shall be deemed to have approved the request.

(c) Section Not Exclusive. The rights to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Section 5.6 shall not be exclusive of any other right which the Manager and its agents and employees may have or hereafter acquire under the Act or other applicable law, provisions of the Certificate of Formation, this Agreement, or otherwise.

(d) Expenses. Expenses incurred by the Manager or its agents and employees described in Section 5.6(a) in defending a Proceeding shall be paid by the Company in advance of such Proceeding's final disposition unless otherwise determined by the Manager upon receipt of a written undertaking by or on behalf of such Person to repay such amount if ultimately it shall be determined that he is not entitled to be indemnified by the Company. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Manager deems appropriate.

(e) Employees and Agents. Persons who are not covered by the foregoing provisions of this Section 5.6 and who are or were employees or agents of the Company or the Manager, or who are or were serving at the request of the Company as employees or agents of an Affiliate, may be indemnified to the extent authorized at any time or from time to time by the Manager.

(f) Contract Rights. The provisions of this Section 5.6 shall be deemed to be a contract right between the Company and the Manager (or any other Person entitled to indemnification under the terms contained in, and in accordance with, this Section 5.6), who serves in any such capacity at any time while this Section 5.6, the Certificate of Formation or the relevant provisions of the Act or other applicable law are in effect, and any repeal or modification of this Section 5.6, the Certificate of Formation or any such law shall not affect any rights or obligations then existing with respect to any state of facts or Proceeding then existing.

5.7 Transactions with the Manager and Affiliates. The Manager may appoint, employ, contract, or otherwise deal with any Person, including without limitation the Manager or its respective Affiliates, and with Persons, who or which have a financial interest in the Manager or in which the Manager has a financial interest, for transacting the Company's or any of its subsidiaries' or other Affiliates' businesses; provided, however, that the fees or other payments to any such Persons shall not be in excess of prevailing competitive rates for the transaction in question and the terms of which shall be at least as favorable to the Company as the terms available to the Company from an independent third-party in an arms-length transaction.

5.8 No Exclusive Duty to Company. The Manager shall not be required to manage the Company as the Manager's sole and exclusive function and the Manager may have other business interests and may engage in other activities in addition to those relating to the Company. Neither the Company nor any Member shall have any right, by virtue of this Agreement, to share or participate in such other investments or activities of the Manager or to the income or proceeds derived therefrom. The Manager shall incur no liability to the Company or to any of the Members as a result of engaging in any other business or ventures.

SECTION VI
CAPITAL CONTRIBUTIONS, CAPITAL ACCOUNTS,
UNITS ANDFINANCIAL OBLIGATIONS OF MEMBERS

6.1 Capital Contributions. Members shall make the Capital Contributions listed on Exhibit A to this Agreement.

6.2 Capital Accounts. A capital account (the "Capital Account") shall be established for each Member on the books and records of the Company and shall be maintained in accordance with the rules for determining and maintaining capital accounts set forth in Regulations Section 1.704-l(b)(2)(iv), as amended from time to time, or any successor provision. No interest shall be paid or accrued at any time on a Member's Capital Account or on any Capital Contribution. Each Member shall have a single Capital Account reflecting its entire Percentage Interest, regardless of the time or times and the manner in which the Percentage Interests were acquired by the Member. The Capital Accounts of the Members may be adjusted at the discretion of the Manager pursuant to, in accordance with, and upon the occurrence of the events set forth in Regulations Section 1.704-1(b)(2)(iv)(f) to reflect revaluations of Company property (as provided in the definition of Gross Asset Value) and, in such event, the Capital Accounts of the Members shall be adjusted in accordance with Regulations Section 1.704-l(b)(2)(iv)(g) for allocations of depreciation, depletion, amortization and gain or loss, as computed for book purposes, with respect to such property. A transferee of a Percentage Interest (or portion thereof) will succeed to the Capital Account of the transferor to the extent it relates to the Percentage Interest (or portion thereof) transferred. The foregoing provisions, and other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. If the Manager determines that it is prudent to modify the manner in which Capital Accounts, or any debits or credits thereto, are computed in order to comply with those Regulations, the Manager may make such modification upon written notice to all Members of such proposed modification, provided that such modification is not likely to have a material effect on the amount distributable to any Member upon dissolution of the Company. Any such modification shall not require an amendment to this Agreement.

6.3 Classes of Units. There shall be only one class of Units, Class A Units. Members shall receive and be deemed holders of the class of Units specified on Exhibit A to this Agreement.

6.4 No Interest on Contributions. Except as provided in this Agreement, no Member shall be entitled to interest on his, her or its Capital Contribution.

6.5 Return of Capital Contributions. Except as otherwise provided in this Agreement, no Member shall be entitled to a return of any part of his, her or its Capital Contribution or to receive any distribution from the Company, and there shall be no obligation to return to any Member any part of such Member's Capital Contribution for so long as the Company continues in existence.

6.6 No Liability. No Member, as such, shall be liable for any of the debts of the Company or be required to contribute any additional capital to the Company, each Member's liability being limited to its Capital Contribution. Notwithstanding the foregoing or any provision to the contrary contained herein, all agreements and instruments executed by Members assuming or guaranteeing obligations of the Company shall be valid and enforceable in accordance with their terms.

SECTION VII
DISTRIBUTIONS

7.1 Distributions to Members. The Manager shall cause the Company to make distributions to the then Members in such amounts and at such times as the Manager shall determine, in its sole and absolute discretion. If elected by the Manager, distributions to the then Members shall be made pro rata, in accordance with their Percentage Interests.

7.2 Tax Witholding. If the Company incurs a withholding tax obligation with respect to the share of income allocated to any Member: (a) any amount which is (i) actually withheld from a distribution that would otherwise have been made to such Member and (ii) paid over in satisfaction of such withholding tax obligation shall be treated for all purposes under this Agreement as if such amount had been distributed to such Member; and (b) any amount which is so paid over by the Company, but which exceeds the amount, if any, actually withheld from a distribution which would otherwise have been made to such Member, shall be treated as an interest free advance (subject to the other provisions of this Section 7.2) to such Member. Amounts treated as advanced to any Member pursuant to this Section 7.2 shall be repaid by such Member to the Company within thirty (30) days after the Manager gives notice to such Member making demand therefor. Any amounts so advanced and not timely repaid shall bear interest, commencing on the expiration of said thirty (30) day period, compounded monthly on unpaid balances, at an annual rate of eight percent (8.00%). The Company shall collect any unpaid advance amounts from any future distributions that would otherwise be made to such Member.

SECTION VIII
TAX CONSIDERATIONS

8.1 Net Profit and Net Loss.

(a) Allocation. Subject to the provisions of Section 8.2 hereof, the Net Profit and Net Loss, as the case may be, as of the end of any Fiscal Year shall be allocated among the Members in accordance with their Percentage Interests.

(b) Changes in Percentage Interests. Upon any change in the relative Percentage Interests, whether by reason of the admission or withdrawal of a Member, a Transfer or otherwise, the Members' shares of Net Profit, Net Loss and all other Company items shall be determined by taking into account their varying Percentage Interests using any permissible method under Code Section 706 and the Regulations, as determined by the Manager.

8.2 Special Income Tax Allocations. During any Fiscal Year of the Company, the following special allocations shall be made in the following order and priority:

(a) Minimum Gain Chargeback. Except as otherwise provided in Regulations Section l.704-2(f), notwithstanding any other provision of this Article VIII, if there is a net decrease in Company Minimum Gain during any Fiscal Year or other period, each Member shall be specially allocated items of Company income and gain for such year or other period (and, if necessary, subsequent years) in an amount equal to such Member's share of the net decrease in Company Minimum Gain, determined in accordance with Section 1.704-2(g) of the Regulations. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to the various Members pursuant thereto. The items to be so allocated shall be determined in accordance with Sections l.704-2(f)(6) and 1.704(j)(2) of the Regulations. This Section 4.3(a) is intended to comply with the minimum gain chargeback requirement in Section l.704-2(f) of the Regulations and shall be interpreted consistently therewith.

(b) Member Minimum Gain Chargeback. Except as otherwise provided in Regulations Section l.704-2(i)(4), notwithstanding any other provision of this Article VIII, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year or other period, each Member with a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(5) of the Regulations shall be specially allocated items of Company income and gain for such year or other period (and, if necessary, subsequent years) in an amount equal to such Member's share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Section l.704-2(i)(4) of the Regulations. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to the various Members pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and 1.704-20)(2) of the Regulations. This Section 8.2(b) is intended to comply with the minimum gain chargeback requirement in Section l.704-2(i)(4) of the Regulations and shall be interpreted consistently therewith.

(c) Qualified Income Offset. If a Member unexpectedly receives an adjustment, allocation, or distribution described in Regulations Section l.704-l(b)(2)(ii)(d)(4), (5) or (6), any of which causes or increases a deficit in such Member's Capital Account, then such Member will be specially allocated items of income and gain in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the deficit in such Member's Capital Account as quickly as possible; provided, however, an allocation pursuant to this Section 8.2(c) will be made if and only to the extent that such Member would have a Capital Account deficit after all other allocations provided for in this Article VIII have been tentatively made as if this Section 8.2(c) were not in this Agreement. This Section 8.2(c) is intended to constitute a "qualified income offset" within the meaning of Regulations Section 1.704-1(b)(2)(ii)(d)(3) and shall be interpreted consistently therewith.

(d) Gross Income Allocation. In the event any Member has a deficit Capital Account at the close of any Fiscal Year which is in excess of the amount such Member is obligated to restore under this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections l.704-2(g)(l) and 1.704-2(i)(5), such Member shall be specially allocated items of gross income or gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 8.2(d) shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article VIII have been tentatively made as if Section 8.2(c) and this Section 8.2(d) were not in this Agreement.

(e) Nonrecourse Deductions and Member Nonrecourse Deductions. Nonrecourse Deductions as defined in Section l.704-2(b)(l) and Section 1.704-2(c) of the Regulations shall be allocated to the Members in accordance with and on the same basis as the allocation of Net Losses. Notwithstanding any provision hereof to the contrary, "partner nonrecourse deductions" as defined in the Regulations Section 1.704-2(i)(1) and Section 1.704-2(i)(2) for any Fiscal Year or other period shall be specially allocated to the Members who bear the economic risk of loss for the "partner nonrecourse debt" to which such "partner nonrecourse deductions" are attributable, as provided in Regulations Section l.704-2(i)(l).

(f) Code Section 754 Adjustments. To the extent that an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section l.704-l(b)(2)(iv)(m)(2) or Regulations Section 1.704-l(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of its Percentage Interest, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in accordance with their Percentage Interest the event that Regulations Section 1.704-l(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event that Regulations Section 1.704-l(b)(2)(iv)(m)(4) applies.

8.3 Curative Allocations. The allocations set forth in Section 8.2 (collectively, the "Regulatory Provisions") are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all allocations pursuant to the Regulatory Provisions shall be offset either with other allocations pursuant to the Regulatory Provisions or, if necessary, with curative allocations of other items of income, gain, loss or deduction pursuant to this Section 8.3. Therefore, notwithstanding any other provision of this Agreement, other than the Regulatory Provisions, allocations pursuant to the Regulatory Provisions shall be taken into account in allocating other items of income, gain, expense or loss among the Members so that, to the extent possible, the net amount of such allocations of other items and the allocations pursuant to the Regulatory Provisions to each Member are equal to the net amount that would have been allocated to such Member if the Regulatory Provisions were not part of this Agreement.

8.4 Section 704(c) Allocations. In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction (including depreciation) with respect to any property contributed to the capital of the Company by a Member shall, solely for tax purposes, be allocated so as to take into account any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value at the time it was contributed to the Company (computed in accordance with subparagraph (i) of the definition of Gross Asset Value). In the event the Gross Asset Value of any Company asset is adjusted, pursuant to subparagraph (ii) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as required under Section 704(c) of the Code and the Regulations thereunder. Allocations pursuant to this Section 8.4 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member's Capital Account or share of allocations or distributions pursuant to any provision of this Agreement.

SECTION IX
TRANSFERS AND THE ADDITION, SUBSTITUTION AND
WITHDRAWAL OF MEMBERS

9.1 Restrictions on Transfer; General Provisions Respecting Transfers.

(a) Units may be, in whole or in part, and directly or indirectly, sold, pledged, encumbered, mortgaged, donated, bequeathed, assigned or otherwise transferred (whether voluntarily or by operation of law) (each, a "Transfer") in accordance with the terms of this Agreement, including without limitation, this Section 9.1. A Member seeking to Transfer Units shall provide the Manager (at the Company's principal place of business) with Notice of its intent to Transfer his, her or its Units, including without limitation a description of the proposed Transferee. The Manager shall have sole power to consent to the requested Transfer and no such consent shall be given unless in writing.

(b) Each Transferee (i) shall be admitted to the Company as a Member with respect to the Units so transferred to such Person when any such Transfer is reflected in the books and records of the Company and such Member becomes the Record Holder of the Units so transferred, (ii) shall become bound, and shall be deemed to have agreed to be bound, by the terms of this Agreement, (iii) shall be deemed to represent that he, she or it has the capacity, power and authority to enter into this Agreement and (iv) makes the consents, acknowledgements and waivers contained in this Agreement, all with or without execution of this Agreement by such Person. A Person may become a Member without the consent or approval of any of the other Members. A Person may not become a Member without acquiring Units and until such Person is reflected in the books and records of the Company as the Record Holder of such Units.

(c) Any Member who has transferred his, her or its Units shall cease to be a Member upon the Transfer of all of the Member's Units and thereafter shall have no further powers, rights, and privileges as a Member hereunder but shall, unless otherwise relieved of such obligations by written agreement of the Manager or by operation of law, remain liable for all obligations and duties incurred as a Member.

(d) Notwithstanding the provisions above, a Transferee who becomes a substitute Member is liable for any obligations of his, her or its transferor to make Capital Contributions as provided in this Agreement or in the Act.

(e) Notwithstanding Section 10.13, upon the occurrence of any Transfer, or any change to the Percentage Interests of any Member, the Manager may amend Exhibit A to this Agreement to reflect such change.

SECTION X
MISCELLANEOUS

10.1 Fiscal Year. The fiscal year of the Company shall be from January 1st through December 31st of each year ("Fiscal Year"), with the first Fiscal Year of the Company ending on December 31, 2019.

10.2 Reports. As soon as practicable, but in no event later than one hundred twenty (120) days after the close of each Fiscal Year of the Company, the Manager shall cause to be mailed or made available, by any reasonable means, to each Member as of a date selected by the Manager, an annual report containing financial statements of the Company for such Fiscal Year of the Company, presented in accordance with GAAP, including a balance sheet and statements of operations, Company equity and cash flows, with such statements having been audited by the Accountant selected by the Manager. The Manager shall be deemed to have made a report available to each Member as required by this Section 10.2 if it has either (i) filed such report with the Commission via its Electronic Data Gathering, Analysis and Retrieval system and such report is publicly available on such system or (ii) made such report available on any website maintained by the Company and available for viewing by the Members.

10.3 Notices. Unless otherwise set forth in this Agreement, any notice required under this Agreement ("Notice") shall be given in writing, either personally or by mail or other means of written communication, including facsimile, charges prepaid, addressed to the Member at the address of the Member appearing on the books of the Company or given by the Member to the Company for the purpose of notice or to the Company at its principal place of business. Any Member may designate a different address for notice by a Notice to the Company in accordance with the provisions of this Section 10.3. The Company (in care of the Manager), if it is not the party to which Notice is being given, shall be sent a copy of all Notices related to this Agreement by any method permitted by this Section 10.3 for the giving of Notice. Any Notice shall be deemed given at the time when delivered personally, or deposited in the mail or sent by other means of written communication, including facsimile.

10.4 Binding Effect. Subject in all respects to the limitations concerning the Transfer of Units in the Company contained in this Agreement, and except as otherwise herein expressly provided, the provisions of this Agreement shall be binding upon and inure to the benefit of the Company, the Members, and their respective heirs, legatees, devisees, executors, trustees, administrators, personal representatives and successors and assigns. This Agreement shall not be construed to provide any rights to third parties, including without limitation the creditors of the Company or of the Members, it being the intent of the parties to this Agreement that there shall be no third-party beneficiaries of this Agreement.

10.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall for all purposes constitute one agreement, which is binding on the Company and all of the Members.

10.6 Section Headings. Section titles or captions contained in this Agreement are inserted as a matter of convenience and for reference only and shall not be construed in any way to define, limit, or extend or describe the scope of this Agreement or the intention of its provisions.

10.7 Exhibits. The terms of the Exhibits to this Agreement are made a part of this Agreement by reference as though such Exhibits were fully set forth in this Agreement.

10.8 Variation in Pronouns. All pronouns shall be deemed to refer to masculine, feminine, neuter, singular or plural, as the identity of the Person or Persons to which they refer may require.

10.9 Severability. Each provision of this Agreement is intended to be severable, and the invalidity or illegality of any portion of this Agreement shall not affect the validity or legality of the remainder.

10.10 Qualification in Other States. If the business of the Company is carried on or conducted in states in addition to Delaware, then the Members severally agree to execute such other and further documents as may be required or requested by the Manager to qualify the Company in such states.

10.11 Entire Agreement. This Agreement constitutes the entire agreement of the parties concerning the matters set forth in this Agreement and supersedes any understanding or agreement, oral or written, made before this Agreement.

10.12 Forum. Any action by one or more Members against the Company or the Manager or any of their respective Affiliates or by the Company or the Manager or any of their respective Affiliates against one or more Members or their respective Affiliates, which arises under, or in any way relates to this Agreement, including without limitation transactions permitted hereunder, or otherwise related in any way to the Company, the Manager, the Members or the Affiliates of any of them, shall be brought only in the United States District Court for the County of Cook, Illinois or in the courts of record of the State for the County of Cook, Illinois, and each party hereto hereby irrevocably waives any right that it may have to challenge such jurisdiction or the laying of venue in any such courts or the right to assert any inconvenience of the forum in connection with any such proceeding. The losing party shall bear any fees and expenses of the other parties to such action, including reasonable attorney's fees, any costs of producing witnesses and any other reasonable costs or expenses incurred by the prevailing party. If the losing party is a Member and such Member does not reimburse the prevailing party or parties in such action within thirty (30) days after the disposition of the action at issue, the Company may apply any distributions payable to such Member to the Member's reimbursement obligation to the prevailing party or parties. The foregoing shall not limit the remedies which a prevailing party may have hereunder or at law. EACH PARTY HERETO ALSO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUCH ACTION.

10.13 Amendments. This Agreement may not be amended, except with the consent of a Majority of the Members; provided, however, that no Member shall be required without his, her or its prior written consent to make any Capital Contribution in excess of the amount set forth in this Agreement or its Exhibits. All amendments of this Agreement shall be in writing, copies of which shall be kept at the principal place of business of the Company. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, the Manager may amend this Agreement, without the consent of the consent of any Member, to the extent that such amendment is permitted under any other Section of this Agreement or otherwise reflects a result that is reasonably contemplated under this Agreement (including, without limitation, any one or more amendments permitted under Section 9.1 or any amendment that the Manager determines to be necessary to accurately reflect any Transfer permitted under this Agreement).

10.14 Tax Matters. Garo Kholamian shall be designated as the “partnership representative” (within the meaning of Section 6223 of the New Partnership Audit Procedures (the “Partnership Representative”). The Partnership Representative is authorized and required to represent the Company in connection with all examinations of the Company’s affairs by tax authorities, including any resulting administrative and judicial proceedings. Under Section 6225 of the New Partnership Audit Procedures, in the case of any adjustment by the IRS in the amount of any item of income, gain, loss, deduction, or credit of the Company’ s or any Member’s distributive share thereof (“ IRS Adjustment” ), the Company may pay an imputed underpayment as calculated under Section 6225(b) of the New Partnership Audit Procedures with respect to the IRS Adjustment, including interest and penalties (“ Imputed Tax Underpayment” ) in the Adjustment Year or otherwise take the IRS Adjustment into account in the Adjustment Year. Each Member shall indemnify and hold harmless the Company, the Manager (in its capacity as such) and the Partnership Representative (in its capacity as such) from and against any liability with respect to the indemnifying Member’s proportionate share of any Imputed Tax Underpayment or other IRS Adjustment resulting in liability of the Company , regardless of whether such indemnifying Member is a Member in the Company in an Adjustment Year, with such proportionate share as reasonably determined by the Partnership Representative, including the Partnership Representative’ s reasonable discretion to consider (i) each Member’s interest in the Company in the reviewed year, (ii) each Member’s status under Section 6225(c) of the Code and (iii) a Member’s timely provision of information necessary to reduce the amount of Imputed Tax Underpayment set forth in Section 6225(c) of the New Partnership Audit Procedures. The foregoing obligation shall survive a Member ceasing to be a member of the Company or the termination, dissolution, liquidation and winding up of the Company. The Partnership Representative may in its sole discretion elect under Section 6226 of the New Partnership Audit Procedures to cause the Company to issue adjusted Internal Revenue Service Schedules K-1 (or such other form as applicable) reflecting a Member’s shares of any IRS Adjustment for the Adjustment Year as an alternative to the Company’ s payment of an Imputed Tax Underpayment for any tax year.
[Signature Pages Follow]

IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

MANAGER: GK Development, Inc.

By:	/s/ Garo Kholamian
Name:	Garo Kholamian
Title:	Sole Director

MEMBER:

By:	/s/ Garo Kholamian
Garo Kholamian, an individual

Exhibit A

Member Name/Address	Class A Units	CapitalContribution	PercentageInterest

Garo Kholamian	100	$100	100%

Total	100	$100	100%